Exhibit 107
Calculation of Filing Fee Table

S-8

Kinsale Capital Group, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rule 457(c) and Rule 457(h)	860,500(3)	$458.33	$394,392,965.00	0.0001531	$60,381.56
Total Offering Amounts					$394,392,965.00		$60,381.56
Total Fee Offsets							-
Net Fee Due							$60,381.56

(1)    Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement also registers any additional securities that may be offered, issued or issuable by reason of any share split, share dividend, recapitalization or other similar transaction.
(2)    Estimated pursuant to Rule 457(c) and (h) under the Securities Act for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of Kinsale Capital Group, Inc.’s common stock, $0.01 par value per share, as reported on the New York Stock Exchange on May 16, 2025.
(3)    Represents shares of common stock available for issuance under the Kinsale Capital Group, Inc. 2025 Omnibus Incentive Plan.

2533335-NYCSR03A - MSW